Exhibit 99.1

Contacts:
Stuart C. Haselden
Chief Financial Officer
(212) 209-8461

Allison Malkin/Joe Teklits
ICR, Inc.
(203) 682-8200

J.CREW GROUP, INC. ANNOUNCES SECOND QUARTER FISCAL 2013 RESULTS

NEW YORK, September 11, 2013 — J.Crew Group, Inc. today announced financial results for the second quarter and first half of fiscal 2013.

Second Quarter highlights:

•	Revenues increased 6% to $559.1 million, with comparable company sales decreasing 1%. When realigning last year to be consistent with the current year retail calendar, comparable company sales increased 1% on top of an increase of 14% in the second quarter last year. Store sales increased 4% to $399.1 million on top of an increase of 24% in the second quarter last year. Direct sales increased 13% to $151.8 million following an increase of 16% in the second quarter last year.

•	Gross margin decreased to 41.1% from 45.1% in the second quarter last year.

•	Selling, general and administrative expenses were $174.2 million, or 31.2% of revenues, compared to $174.7 million, or 33.2% of revenues, in the second quarter last year. This year reflects a decrease of $12 million in share-based and incentive compensation.

•	Operating income was $55.8 million, or 10.0% of revenues, compared to $62.1 million, or 11.8% of revenues, in the second quarter last year.

•	Net income was $17.5 million compared to $22.0 million in the second quarter last year.

•	Adjusted EBITDA was $83.0 million compared to $88.7 million in the second quarter last year. An explanation of the manner in which we use adjusted EBITDA and an associated reconciliation to GAAP measures are included in Exhibit (3).

First Half highlights:

•	Revenues increased 9% to $1,123.2 million, with comparable company sales increasing 2% (which was the same on a realigned basis) on top of an increase of 15% in the first half last year. Store sales increased 6% to $779.3 million on top of an increase of 25% in the first half last year. Direct sales increased 18% to $328.0 million following an increase of 17% in the first half last year.

•	Gross margin decreased to 42.9% from 46.3% in the first half last year.

•	Selling, general and administrative expenses were $352.6 million, or 31.4% of revenues, compared to $338.8 million, or 32.9% of revenues, in the first half last year. This year reflects a decrease of $17 million in share-based and incentive compensation.

•	Operating income was $129.4 million, or 11.5% of revenues, compared to $137.7 million, or 13.4% of revenues, in the first half last year.

•	Net income was $46.8 million compared to $52.7 million in the first half last year.

•	Adjusted EBITDA was $184.0 million compared to $190.3 million in the first half last year. An explanation of the manner in which we use adjusted EBITDA and an associated reconciliation to GAAP measures are included in Exhibit (3).

Balance Sheet highlights:

•	Cash and cash equivalents decreased to $98.8 million from $213.4 million at the end of the second quarter last year, which reflects a special dividend of $197.5 million that was paid in the fourth quarter last year.

•	Total debt was $1,573 million, consisting of the senior secured term loan of $1,173 million, maturing in 2018, and the senior unsecured notes of $400 million, maturing in 2019; compared to $1,588 million at the end of the second quarter last year.

•	Inventories were $321.2 million compared to $282.8 million at the end of the second quarter last year. Inventories and inventories per square foot increased 14% and 3%, respectively.

How We Assess the Performance of Our Business

In assessing the performance of our business, we consider a variety of performance and financial measures. A key measure used in our evaluation is comparable company sales, which includes (i) net sales from stores that have been open for at least twelve months, (ii) direct net sales, and (iii) shipping and handling fees.

Use of Non-GAAP Financial Measures

This announcement includes certain non-GAAP financial measures. An explanation of the manner in which we use adjusted EBITDA and an associated reconciliation to GAAP measures is included in Exhibit (3).

Conference Call Information

A conference call to discuss second quarter results is scheduled for tomorrow, September 12, 2013, at 11:00 AM Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 407-3982 approximately ten minutes prior to the start of the call. The conference call will also be webcast live at www.jcrew.com. A replay of this call will be available until September 19, 2013 and can be accessed by dialing (877) 870-5176 and entering conference ID number 419935.

About J.Crew Group, Inc.

J.Crew Group, Inc. is a nationally recognized multi-channel retailer of women’s, men’s and children’s apparel, shoes and accessories. As of September 11, 2013, the Company operates 314 retail stores (including 246 J.Crew retail stores, eight crewcuts stores and 60 Madewell stores), jcrew.com, jcrewfactory.com, the J.Crew catalog, madewell.com, the Madewell catalog, and 114 factory stores. Additionally, certain product, press release and SEC filing information concerning the Company are available at the Company’s website www.jcrew.com.

Forward-Looking Statements:

Certain statements herein, including projected store count and square footage in Exhibit (4) hereof, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect our current expectations or beliefs concerning future events and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including our substantial indebtedness and lease obligations, the strength of the global economy, declines in consumer spending or changes in seasonal consumer spending patterns, competitive market conditions, our ability to anticipate and timely respond to changes in trends and consumer preferences, our ability to successfully develop, launch and grow our newer concepts and execute on strategic initiatives, products offerings, sales channels and businesses, material disruption to our information systems, our ability to implement our real estate strategy, our ability to attract and retain key personnel, interruptions in our foreign sourcing operations, and other factors which are set forth in the section entitled “Risk Factors” and elsewhere in our Annual Report on Form 10-K and in all filings with the SEC made subsequent to the filing of the Form 10-K. We do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Exhibit (1)

J.Crew Group, Inc.

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands, except percentages)	Second Quarter Fiscal 2013	Second Quarter Fiscal 2012	First Half Fiscal 2013	First Half Fiscal 2012
Net sales:
Stores	$399,117	$384,041	$779,310	$738,049
Direct	151,829	133,944	327,990	277,381

Other	8,156	7,503	15,913	13,580

Total revenues	559,102	525,488	1,123,213	1,029,010

Cost of goods sold, including buying and occupancy costs	329,110	288,751	641,206	552,485

Gross profit	229,992	236,737	482,007	476,525
As a percent of revenues	41.1%	45.1%	42.9%	46.3%

Selling, general and administrative expenses	174,226	174,669	352,622	338,787
As a percent of revenues	31.2%	33.2%	31.4%	32.9%

Operating income	55,766	62,068	129,385	137,738
As a percent of revenues	10.0%	11.8%	11.5%	13.4%

Interest expense, net	26,239	25,359	51,920	50,771

Income before income taxes	29,527	36,709	77,465	86,967

Provision for income taxes	12,069	14,702	30,686	34,263

Net income	$17,458	$22,007	$46,779	$52,704

Exhibit (2)

J.Crew Group, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands)	August 3, 2013	February 2, 2013	July 28, 2012
Assets
Current assets:
Cash and cash equivalents	$98,836	$68,399	$213,466
Inventories	321,194	265,628	282,811
Prepaid expenses and other current assets	73,234	65,791	67,268
Prepaid income taxes	5,455	11,620	8,994

Total current assets	498,719	411,438	572,539

Property and equipment, net	348,142	324,111	306,195

Favorable lease commitments, net	30,646	35,104	42,095

Deferred financing costs, net	46,881	51,851	53,928

Intangible assets, net	970,825	975,517	980,420

Goodwill	1,686,915	1,686,915	1,686,915

Other assets	3,318	1,778	2,234

Total assets	$3,585,446	$3,486,714	$3,644,326

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$214,304	$141,119	$155,532
Other current liabilities	124,519	153,743	134,148
Interest payable	18,353	18,812	22,079
Current portion of long-term debt	12,000	12,000	15,000

Total current liabilities	369,176	325,674	326,759

Long-term debt	1,561,000	1,567,000	1,573,000

Unfavorable lease commitments and deferred credits	82,425	71,146	65,123

Deferred income taxes, net	395,190	392,984	409,712

Other liabilities	35,074	38,419	39,323

Stockholders’ equity	1,142,581	1,091,491	1,230,409

Total liabilities and stockholders’ equity	$3,585,446	$3,486,714	$3,644,326

Exhibit (3)

J.Crew Group, Inc.

Reconciliation of Adjusted EBITDA

Non-GAAP Financial Measure

The following table reconciles net income reflected on the Company’s condensed consolidated statements of operations for the second quarter to: (i) Adjusted EBITDA (a non-GAAP measure), (ii) cash flows from operating activities (prepared in accordance with GAAP) and (iii) cash and cash equivalents as reflected on the condensed consolidated balance sheet (prepared in accordance with GAAP).

(in millions)	Second Quarter Fiscal 2013	Second Quarter Fiscal 2012	First Half Fiscal 2013	First Half Fiscal 2012
Net income	$17.5	$22.0	$46.8	$52.7
Provision for income taxes	12.1	14.7	30.7	34.2
Interest expense, net	26.2	25.4	51.9	50.8
Depreciation and amortization	21.4	19.7	43.2	38.9

EBITDA	77.2	81.8	172.6	176.6

Share-based compensation	1.6	1.1	2.8	2.2
Amortization of lease commitments	1.9	3.3	3.7	7.0
Sponsor monitoring fees	2.3	2.5	4.9	4.5

Adjusted EBITDA	83.0	88.7	184.0	190.3

Taxes paid	(26.7)	(36.2)	(27.4)	(39.4)
Interest paid	(15.7)	(13.5)	(44.3)	(50.4)
Changes in working capital	4.0	(0.2)	(12.0)	(27.1)

Cash flows from operating activities	44.6	38.8	100.3	73.4
Cash flows from investing activities	(34.1)	(38.2)	(63.0)	(75.6)
Cash flows from financing activities	(3.3)	(3.2)	(6.5)	(6.2)

Effect of changes in foreign exchange rates on cash and cash equivalents	(0.3)	—	(0.4)	—

Increase (decrease) in cash	6.9	(2.6)	30.4	(8.4)
Cash and cash equivalents, beginning	91.9	216.1	68.4	221.9

Cash and cash equivalents, ending	$98.8	$213.5	$98.8	$213.5

We present Adjusted EBITDA, a non-GAAP financial measure, because we use such measure to: (i) monitor the performance of our business, (ii) evaluate our liquidity, and (iii) determine levels of incentive compensation. We believe the presentation of this measure will enhance the ability of our investors to analyze trends in our business, evaluate our performance relative to other companies in the industry, and evaluate our ability to service debt.

Adjusted EBITDA is not a presentation made in accordance with generally accepted accounting principles, and therefore, differences may exist in the manner in which other companies calculate this measure. Adjusted EBITDA should not be considered an alternative to (i) net income, as a measure of operating performance, or (ii) cash flows, as a measure of liquidity. Adjusted EBITDA has important limitations as an analytical tool and should not be considered in isolation to, or as a substitute for, analysis of the Company’s results as measured in accordance with GAAP.

Exhibit (4)

Actual and Projected Store Count and Square Footage

	Fiscal 2013
Quarter	Total stores open at beginning of the quarter	Number of stores opened during the quarter(1)	Number of stores closed during the quarter(1)	Total stores open at end of the quarter
1st Quarter(2)	401	8	—	409
2nd Quarter(2)	409	12	—	421
3rd Quarter(3)	421	17	(1)	437
4th Quarter(3)	437	13	(1)	449

	Fiscal 2013
Quarter	Total gross square feet at beginning of the quarter	Gross square feet for stores opened or expanded during the quarter	Reduction of gross square feet for stores closed or downsized during the quarter	Total gross square feet at end of the quarter
1st Quarter(2)	2,330,687	40,113	—	2,370,800
2nd Quarter(2)	2,370,800	60,852	(2,019)	2,429,633
3rd Quarter(3)	2,429,633	87,217	(5,012)	2,511,838
4th Quarter(3)	2,511,838	68,106	(7,777)	2,572,167

(1)	Actual and projected number of stores opened or closed during fiscal 2013 by channel are as follows:

Q1 – Three retail, one factory, and four Madewell stores.

Q2 – Three international retail, four factory, one international factory, and four Madewell stores.

Q3 – Four retail, two international retail, four factory, and seven Madewell stores. Close one retail store.

Q4 – Four retail, two international retail, five factory, and two Madewell stores. Close one retail store.

(2)	Reflects actual activity.
(3)	Reflects projected activity.